EXHIBIT 10.16
COLLECTIVE BRANDS, INC.
INCENTIVE COMPENSATION PLAN
SECTION 1. PURPOSES: The purposes of the Collective Brands, Inc. Incentive Compensation Plan are (i) to provide a means to attract, retain, and motivate talented personnel and (ii) to provide to participating employees added incentive for high levels of performance and for additional effort to improve the Company’s financial performance.
SECTION 2. DEFINITIONS: As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.
(a)	“Annual Award” shall mean, for any Plan Year, a payment made to an Annual Award Participant under the terms of this Plan.

(b)	“Annual Award Maximum Amount” shall mean $5,000,000.

(c)	“Annual Award Participant” shall mean an Eligible Employee selected by the Committee to participate in the Plan pursuant to Section 5.

(d)	“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(e)	“CEO” shall mean the Chief Executive Officer of the Company.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

(g)	“Committee” shall mean a committee or subcommittee of the Board of Directors, which shall consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(h)	“Company” shall mean Collective Brands, Inc., a Delaware corporation (formerly Payless ShoeSource, Inc.).

(i)	“Covered Employee” shall mean the CEO and each other executive of the Company or a Subsidiary whom the Committee determines, in its discretion, is or may be a “covered employee” within the meaning of Section 162(m) of the Code for a Plan Year or Plan Period to which an Annual Award or Long-Term Award, as the case may be, relates.

(j)	“Eligible Employee” shall mean any officers or other key employees of the Company or any Company Subsidiary, as determined by the Committee in its sole discretion.

(k)	“Long-Term Award” shall mean, for any Plan Period, a payment made to a Long-

Term Award Participant under the terms of this Plan.

(l)	“Long-Term Award Maximum Amount” shall mean $5,000,000.

(m)	“Long-Term Award Participant” shall mean an Eligible Employee selected by the Committee to participate in the Plan pursuant to Section 6.

(n)	“Performance Goal(s)” shall mean the goal or goals established for an Annual Award Participant or a Long-Term Award Participant for a Plan Year or Plan Period, as the case may be, by the Committee pursuant to Section 5 or Section 6, as applicable.

(o)	“Performance Measures” shall mean any of the following performance criteria, either alone or in any combination, and may be expressed with respect to the Company or one or more operating units, groups, or any Subsidiary, as the Committee may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; net earnings; operating earnings; operating margin; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; revenues; sales; market share; economic value added; expense reduction levels; stock price; and total shareholder return. For any Plan Year or Plan Period, Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in a year or years prior to such Plan Year or Plan Period or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures. For any Plan Year or Plan Period, the Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any Annual Award or Long-Term Award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction, or stock dividends, or stock splits or combinations; provided, however, in the case of a Covered Employee, no such adjustment will be made if the effect of such adjustment would cause the Annual Award or Long-Term Award to a Covered Employee to fail to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(p)	“Plan” shall mean the Collective Brands, Inc. Incentive Compensation Plan, as amended and restated from time to time.

(q)	“Plan Period” shall mean a period of one fiscal year or longer, as determined by the Committee in its sole discretion.

(r)	“Plan Year” shall mean a period of one fiscal year or such shorter period, as determined by the Committee in its sole discretion.

(s)	“Subsidiary” shall mean any corporation, the majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company, and that is not itself a publicly held corporation within the meaning of Section 162(m) of the Code.
SECTION 3. ADMINISTRATION: Subject to the express provisions of this Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. Except to the extent not permitted for qualification as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code or generally prohibited by applicable law, the Committee may delegate all or a portion of its responsibilities and powers to any one or more of its members or to any other person or persons selected by the Committee. Any such delegation may be revoked by the Committee at any time. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding.
SECTION 4. ELIGIBILITY: The Committee shall designate which Eligible Employees will be Annual Award Participants or Long-Term Award Participants in the Plan for a particular Plan Year or Plan Period, as the case may be. Such designation for any Plan Year or Plan Period shall not require designation of such Eligible Employee as an Annual Award Participant or Long-Term Award Participant for any other Plan Year or Plan Period.
SECTION 5. ANNUAL AWARDS:
(a)	The Committee may make Annual Awards to Annual Award Participants with respect to each Plan Year, subject to the terms and conditions set forth in the Plan.

(b)	Within 90 days after the commencement of each Plan Year (or such other date as required by Section 162(m) of the Code and the regulations promulgated thereunder), the Committee shall, in writing, select which Eligible Employees will be Annual Award Participants for such Plan Year and determine for each such Plan Year the following:
(i)	The Performance Goal or Performance Goals applicable to each Annual Award Participant for the Plan Year based on one or more Performance Measures; and

(ii)	The payment schedule detailing the total amount which may be available for payment to each Annual Award Participant as an Annual Award based upon the relative level of attainment of the Performance Goal or Performance Goals.
(c)	Upon completion of a Plan Year, the Committee shall:
(i)	Certify, in writing, prior to payment of any Annual Award, whether and to what extent the Performance Goal or Performance Goals for the Plan Year were satisfied;

(ii)	Determine the amount available for each Annual Award Participant’s Annual Award pursuant to the payment schedule established in Section 5(b)(ii);

(iii)	Determine any increase or reduction in the amount of an Annual Award Participant’s available Annual Award, as determined pursuant to Section 5(c)(ii), (including a reduction to zero) based on any subjective or objective factors that it determines to be appropriate in its sole discretion; provided, however, in the case of a Covered Employee, the Committee may reduce (including a reduction to zero) but may not increase the amount of an available Annual Award; and provided further that the exercise of such discretion to reduce an Annual Award with respect to any Annual Award Participant shall not have the effect of increasing an Annual Award that is payable to a Covered Employee; and

(iv)	Authorize payment subject to Section 7 of such amounts determined under Section 5(c)(iii).
(d)	Notwithstanding any other provision of this Plan, in no event shall the Annual Award earned by any Covered Employee for a Plan Year exceed the Annual Award Maximum Amount.
SECTION 6. LONG-TERM AWARDS:
(a)	The Committee may make Long-Term Awards to Long-Term Award Participants with respect to each Plan Period, subject to the terms and conditions set forth in the Plan.

(b)	Within 90 days after the commencement of each Plan Period (or such other date as required by Section 162(m) of the Code and the regulations promulgated thereunder), the Committee shall, in writing, select the length of such Plan Period, select which Eligible Employees will be Long-Term Award Participants for such Plan Period, and determine for each such Plan Period the following:

(i)	The Performance Goal or Performance Goals applicable to each Long-Term Award Participant for the Plan Period based on one or more Performance Measures; and

(ii)	The payment schedule detailing the total amount which may be available for payment to each Long-Term Award Participant as a Long-Term Award based upon the relative level of attainment of the Performance Goal or Performance Goals.
(c)	Upon completion of a Plan Period, the Committee shall:
(i)	Certify, in writing, prior to payment of any Long-Term Award, whether and to what extent the Performance Goal or Performance Goals for the Plan Period were satisfied;
(ii)	Determine the amount available for each Long-Term Award Participant’s Long-Term Award pursuant to the payment schedule established in Section 6(b)(ii);

(iii)	Determine any increase or reduction in the amount of a Long-Term Award Participant’s available Long-Term Award, as determined pursuant to Section 6(c)(ii), (including a reduction to zero) based on any subjective or objective factors that it determines to be appropriate in its sole discretion; provided, however, in the case of a Covered Employee, the Committee may reduce (including a reduction to zero) but may not increase the amount of an available Long-Term Award; and provided further that the exercise of such discretion to reduce a Long-Term Award with respect to any Long-Term Award Participant shall not have the effect of increasing a Long-Term Award that is payable to a Covered Employee; and

(iv)	Authorize payment subject to Section 7 of such amounts determined under Section 6(c)(iii).
(d)	Notwithstanding any other provision of this Plan, in no event shall the Long-Term Award earned by any Covered Employee for a Plan Period exceed the Long-Term Award Maximum Amount.
SECTION 7. PAYMENT OF AWARDS: Annual Awards and Long-Term Awards under this Plan shall be made in a lump sum payment in cash to the Annual Award Participant or Long-Term Award Participant, as the case may be, or to the beneficiary, as designated under procedures established by the Committee, of such Annual Award Participant or Long-Term Award Participant as soon as practicable following the Plan Year or Plan Period, as the case may be, or shall be deferred under such plan as the Company may have established for such purposes. Unless provided otherwise in an employment agreement, severance agreement or other written agreement between the Company and an Annual Award Participant or Long-Term Award Participant, as the case may be, no Annual Award or Long-Term Award shall be paid to any

Annual Award Participant or Long-Term Award Participant under this Plan unless such Annual Award Participant or Long-Term Award Participant is employed by the Company or a Subsidiary on the last day of the Plan Year or Plan Period, as the case may be, for which such Annual Award or Long-Term Award is payable. The Company may deduct from any Annual Award payment or Long-Term Award payment such amounts as may be required to be withheld under any federal, state, or local tax laws.
SECTION 8. NO CONTINUED EMPLOYMENT: Nothing in this Plan shall give any person any right to continue in the employ of the Company or any Company Subsidiary or constitute a contract or agreement of employment or interfere in any way with the right of the Company or any Company Subsidiary to terminate or change the conditions of employment.
SECTION 9. NONASSIGNABILITY: Except as otherwise required by applicable law, any rights of an Annual Award Participant or Long-Term Award Participant or a beneficiary of an Annual Award Participant or Long-Term Award Participant under this Plan shall not be anticipated, sold, assigned, transferred, encumbered, hypothecated, or pledged nor subject to any levy or charge and shall not be subject in any manner to the claims of any creditor of an Annual Award Participant or Long-Term Award Participant or a beneficiary of an Annual Award Participant or Long-Term Award Participant; and any attempt to take such action shall be null and void.
SECTION 10. TERMINATION AND AMENDMENT: Subject to the approval of the Board, where required, the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with Section 162(m) of the Code with respect to a Covered Employee shall be effective unless such amendment is approved by the shareholders of the Company. Notwithstanding the foregoing, no termination or amendment of the Plan may, without the consent of an Annual Award Participant or Long-Term Award Participant to whom an Annual Award or Long-Term Award, as the case may be, has been determined for a completed Plan Year or Plan Period, as the case may be, but not yet paid, adversely affect the rights of such Annual Award Participant or Long-Term Award Participant in such Annual Award or Long-Term Award.
SECTION 11. INTERPRETATION: Except in connection with a change in control of the Company, as determined by the Committee in its sole discretion, it is the intent of the Company that Annual Awards and Long-Term Awards made to Covered Employees shall constitute “qualified performance-based compensation” satisfying the requirements of Section 162(m) of the Code. Accordingly, the provisions of the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code. If any other provision of the Plan, an Annual Award, or a Long-Term Award is intended to but does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with such requirements.
SECTION 12. UNFUNDED STATUS: Annual Awards and Long-Term Awards shall be made from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure payment. No Annual Award Participant or Long-Term Award Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company.
SECTION 13. APPLICABLE LAW: This Plan shall be governed by and construed in accordance with the laws of the State of Kansas, without regard to its principles of conflict of laws.
SECTION 14. EFFECTIVE DATE: This Plan was effective as of February 3, 2002, and was amended effective February 4, 2007, subject to stockholder approval on May 24, 2007; provided, however, that no Annual Award or Long-Term Award will be made to a Covered Employee under the Plan unless prior to such payment, the holders of a majority of the shares of the Company’s common stock actually voting on the matter approve this Plan at a meeting of the shareholders of the Company. The Plan was further amended on August 17, 2007 to reflect a change in the Company and Plan name.